Exhbit 10.53

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 16th day of May, 2011 (the “Effective Date”) by and among Madison Brothers Investments, LLC, (“Madison”) a Kentucky limited liability company (the “Seller”) and US Natural Gas Corp, (“USNG”) a Florida for profit corporation (the “Buyer”).

RECITALS

A. Madison Brothers Investments, LLC, a Kentucky limited liability company (“SELLER”) is the owner of (i) certain leases located in the county of Edmonson in Kentucky (ii) certain wells on said leases (iii) certain fixtures on wells, field equipment, and supplies (iv) and certain mineral rights; and

B. US Natural Gas Corp, a Florida corporation (“USNG”) is in the business of exploration and production for oil and natural gas and has operations in the state of Kentucky.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

THE PURCHASE AND SALE

1.1 Agreement to Purchase and Sell. The Sellers agree to sell and transfer to the Buyer, and the Buyer agrees to purchase and accept from Sellers pursuant to the terms and conditions set forth in this Agreement the following assets (the “Purchased Assets”) of Sellers:

A. All of Seller's rights, title and interests (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under and that may be produced from the lands known as the Pine Grove field located in Edmonson County Kentucky and further described in Exhibit A and wells described in Exhibit B including, without limitation, interests in oil, gas and/or mineral leases covering any part of the lands, overriding royalty interests, production payments, and net profits interests in any part of the lands or leases, fee royalty interests, fee mineral interests, and other interests in oil, gas and other minerals in any part of the lands, whether the lands are described in any of the descriptions set out in Exhibit A or by reference to another instrument for description, even though the Seller's interests may be incorrectly described in, Exhibit A;

(i)  Seller makes no warranties as to the validity of any lease or ownership in any well other than what is of public record and Buyer has been afforded the right to examine all records to their satisfaction with regard to the validity of any title, lease, or property ownership described herein.  As of the closing date Seller warrants that the following leases are valid to the best of their knowledge and affirm that there are no existing or pending actions or threats of actions by any landowners with regard to the leases.  The following leases are considered to be held by production with sales of oil being executed on the following dates:

W.A. Vincent	3-11-11
Elizabeth Graham	3-11-11
Guy Wilson	3-11-11
Ward Watt	11-23-10
Parsley	10-20-10

B. All right, title, and interests of Seller in all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any "working interest units" (created under operating agreements or otherwise) which relate to any of the Properties described in subparagraph a. above;

C. All rights, title and interests of Seller in all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate to any of the Properties described in subparagraphs a. and b. above, or which relate to the exploration, development, operation, or maintenance of the Properties or the treatment, storage, transportation, or marketing of production from or allocated to the Properties;

D. All rights, title and interests of Seller in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures (including, but not limited to the Properties, all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems, and other equipment), all easements, rights-of-way, surface leases, and other surface rights, all permits and licenses, and all other appurtenances, used or held for use in connection with or related to the exploration, development, operation, or maintenance of any of the Properties described in subparagraphs a. and b. above, or the treatment, storage, transportation, or marketing of production from or allocated to the Properties as further described as Exhibit C.

E. The mineral rights underlying 182 acres, or thereabout, as further described as Exhibit D and conveyed to Seller via Quit Claim Deed, as Exhibit E, which was conveyed to Seller by Bobby Logsdon dated February 28, 2011 and recorded with the clerk of Edmonson County in the state of Kentucky in Lease Book No. C26 Page 391-392.

The assets and property described in paragraphs A through E (the "Assets") shall be transferred through assignment or conveyance of deed from Seller to the Buyer and or its designee, and Seller has not knowingly allowed any liens, claims or encumbrances.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any liability, outside of any liabilities defined in the leases, related to the Assets or any other liabilities of Seller.

1.2 Consideration. In exchange for the sale and transfer, through assignment or conveyance, by the Seller of the Purchased Assets to the Buyer, the Buyer agrees, subject to the terms of this Agreement, to pay to the Seller Two Hundred Thousand and no/100 Dollars ($200,000.00) (the “Purchase Price”). The Purchase Price shall be allocated as follows:

Above Surface Well Equipment	$90,000.00
Leaseholds, Below Surface Well Equipment	75,000.00
Field Equipment not attached to Well; i.e. Tank Battery, electrical, separator	15,000.00
Mineral Rights (182 acres)	20,000.00
TOTAL	$200,000.00

A. Upon execution of the Term Sheet, the sum of Ten Thousand and no/100 Dollars ($10,000.00) was paid by Buyer to Seller via bank draft.

B. At closing, the sum of One Hundred Ninety Thousand and no/100 Dollars will be paid to seller in cash, certified funds, or by wire transfer of immediately available funds to seller.

C. Taxes - Seller shall be responsible for all taxes relating to the Properties prior to the Effective Date.  Buyer shall be responsible for all taxes (exclusive of federal, state or local income taxes due by Seller) relating to the Property from and after the Effective Date. Seller shall pay and bear all documentary or transfer taxes resulting from this transaction.

1.3 Adjustments, Assumptions and Payments.

A. Effective the date of this agreement, Seller shall not be entitled to solicit future revenue generation from production of oil and gas on the real properties covered by the leases, except in the event to secure any leases listed in Exhibit A.

B. Buyer shall be responsible for the preparation, filing, and payment of all assignments, each form #ED-13 well transfer, any county, state, or federal registration, this agreement, deeds, and any other collateral documents with the appropriate governmental agencies.

1.4 Closing Deliveries. Closing shall be set for May 16, 2011 at the office of Seller. At the Closing:

A. Seller as applicable will deliver to Buyer:

(i)	an #ED-13 well transfer form for each well being transferred from Seller to Buyer and/or its designee; Buyer shall prepare all transfer forms;

(ii)	a bill of sale conveying to Buyer the Personal Property as defined in Section 1.1.D, free and clear of all liens, claims and encumbrances;

(iii)	an executed assignment of each lease listed in Exhibit F. Buyer shall prepare all assignments utilizing Exhibit F;

(iv)	an executed quitclaim deed for the 182 acres of mineral rights noted in Exhibit D. Buyer shall prepare said quitclaim deed utilizing exhibit E;

(v)
such other assignments, certificates of title, registrations, transfer tax declarations or certificates and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller, as the case may be;

(vi)	any original maps of leases, e-logs, down-hole camera videos, or any additional documentation pertaining to the individual wells, leases, or operations in general and;

B. Buyer will deliver to Seller:

(i)	the Purchase Price by wire transfer or certified funds to an account specified bythe Seller in writing and delivered to Buyer at least one-business day before the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations by Buyer. The Buyer hereby represents and warrants unto the Sellers that the following statements are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

A.  Organization and Power. The Buyer is duly organized, validly existing, and in good standing under the laws of the State of Florida and has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and, the execution and delivery of this Agreement and the performance by the Buyer of its obligations hereunder have been duly authorized by all requisite action of the Buyer and require no further action or approval of the Buyer’s members or of any other individuals or entities is necessary in order to constitute this Agreement as a binding and enforceable obligation of the Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against such entity in accordance with its terms. Buyer is qualified to do business in Kentucky at the time of this agreement.

B.  Non-contravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Buyer has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under the Buyer’s organizational documents, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Buyer.

C.  Litigation. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting the Buyer in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (i) in any manner raises any question affecting the validity or enforceability of this Agreement, or (ii) could materially and adversely affect the ability of the Buyer to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

D.  Consents. Except as may otherwise be set forth in Schedule 2.1(d) hereof, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Buyer has been obtained or will be obtained on or before the Closing Date.

E.  Brokerage Commission. The Buyer has negotiated by separate agreement to pay a leasing and consulting fee to Republic Exploration, LLC located at 109 Kelsey Circle, Russellville KY 42276 with payment to be made on or before the closing of this transaction.  Republic has not offered any form of legal services pertaining to this transaction to either party and acts as a leasing agent only for the benefit of the parties.  Fees paid under the consulting agreement between the buyer and Republic represent a leasing fee and consulting fee only and shall continue after the closing with the development of the Pine Grove field.  No other commissions or finder’s fees shall be due by either party for this transaction.

2.2 Representations by Sellers.  Each Seller, jointly and severally, hereby represents and warrants unto the Buyer that each and every one of the following statements is true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

A.  Organization and Power. The Seller is duly organized, validly existing, and in good standing under the laws of the state of its organization. Seller has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder have been duly authorized by all requisite action of Seller and require no further action or approval of Seller’s members or managers or directors or shareholders, as the case may be, or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the Seller. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against such entity in accordance with its terms.

B.  Non-contravention. Neither the entry into nor the performance of, or compliance with, this Agreement by Seller has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under the their organizational documents, or any regulations, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to it.

C.  Litigation. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting Seller in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (A) in any manner raises any question affecting the validity or enforceability of this Agreement, (B) could materially adversely affect the business, financial position, or results of operations (C) could affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, or (D) could create a lien on the Property..

D.  Operation. The personal property, wells, structures, and equipment of the Seller are sold in “as is” condition and after the Closing shall be in substantially the same manner as conducted prior to the Closing.

E.  Title and Other Examinations and Curative.

(i)  Prior to Closing, Buyer shall examine title to the Properties at its own expense.  However, Seller shall make available to Buyer all of Seller's title opinions, certificates of title, abstracts of title, title data, records and files relating to the Properties (including without limitation all well files and well logs) and information relating to the Properties as soon as possible after the execution of this Agreement. In the event that title or leases related to the Properties are not satisfactory, or if the Properties are otherwise not as represented, Buyer will afford the Seller the opportunity to correct the issue raised or adjust the Purchase Price by an amount agreeable to both parties.  Seller shall promptly furnish Buyer a copy of all gas contracts, gas transportation and treating agreements, operating agreements and all amendments to each, and provide a schedule showing the status of any gas balancing, take or pay, or other similar arrangements.

(ii) If Buyer's review and appraisal of the title, leases, data, contracts and agreements reflects such data, contracts, or agreements are materially different, and that such difference results in a material difference in the value of the Properties, from those assumed by Buyer at the time of its March 15, 2011 offer, Buyer may request renegotiations of the Purchase Price to reflect the adverse changes. Except for title matters, Buyer must exercise this option, if applicable, on or before May 13, 2011 or any material differences shall be deemed waived, but without prejudice to Buyer's other rights under this Agreement.

G.  Personal Property.  The Personal Property consists of all supplies, equipment, fixtures, and all personal property located in or at individual wells, on the leases, and in storage on said leases, as further listed in Exhibit C, all of which is owned by Seller. Each item of personal property is sold "as is".

H.  Environmental Matters.  To the best of Sellers’ knowledge: (A) Seller has not been and is not in violation of or liable under, any environmental law.  There is no basis for and no pending or threatened order, notice, or communications pertaining to any environmental issues.  Buyer shall rely on its own environmental assessment of the assets contained herein and is purchasing said assets “as is, where is”.  Buyer shall have the right to perform its own environmental assessment of the assets to be transferred under the same terms and conditions as set forth herein for the title assessment.

(i)  There are no pending or, to the knowledge of Buyer, threatened claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health and safety liabilities or arising under or pursuant to any environment law, with respect to or affecting the leases or any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

I. Assets.  Seller owns and has good marketable title to the Assets and Property, in each case free and clear and has not knowingly permitted any liens, claims and encumbrances.

J. Agreements. Exhibit G contains a complete list of all contracts, agreements, undertakings (whether written or oral), and instruments that are not described in any other Exhibit to this Agreement that constitute a part of the Properties or by which the Properties are bound or subject.

ARTICLE III

COVENANTS OF SELLERS
BEFORE CLOSING

3.1. Access and Investigation.  Between the date of this Agreement and the Closing Date with reasonable advance notice from Buyer, Seller will (a) afford Buyer and its representatives and prospective lenders and their representatives full and free access to the personnel, properties (including subsurface testing), contracts, books and records, and other documents and data of Seller as is relevant to the operations specific to this acquisition, (b) furnish such persons with copies of all such contracts, books and records, and other documents and data relating to the business as Buyer may reasonably request which are specific to the operations, and (c) furnish such persons with such additional financial, operating and other data and information relating to the business as Buyer may reasonably request.

3.2. Operation of the Business.  Between the date of this Agreement and the Closing Date, Seller will (a) conduct the business only in the ordinary course of business, (b) use its best efforts to preserve intact the current business organization, keep available the services of its current employees and agents, and maintain relations and goodwill with its suppliers, customers, landlords, lessors, employees, agents and others having business relationships with Seller as relates to the pending agreement.,

3.3 Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not (a) make any modifications to any material contract or any governmental authorization or (b) remove any Equipment, except as further defined in Section 1.3.a, (c) attempt to generate revenue from any production.

3.4 Required Approvals.  As promptly as practicable after the date of this Agreement, Seller will make all filings that are required by law to consummate the contemplated transactions.  Between the date of this Agreement and the Closing Date, Seller will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or that Buyer is required by law to make in connection with the contemplated transactions.

3.5 Notification.  Between the date of this Agreement and the Closing Date, the Sellers will promptly notify Buyer in writing if Seller becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition, (c) any material development affecting the leases or Property and the operations and results of operations related to the leases or Property; or (d) any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement.

3.6 Covenants to Remedy Breaches.  Without limiting the obligations of Seller set forth in this Agreement, Seller covenants to use all reasonable efforts within its control (i) to prevent the breach of any representation or warranty of such Seller hereunder and (ii) to satisfy all covenants of such Seller hereunder.

3.7 Damage or Destruction of Assets.  In the event of destruction or material damage, at or before the moment of Closing, of any of the assets, then Buyer shall have the right to terminate this Agreement.

3.8 Production Burdens, Taxes, Expenses and Revenues.  All rentals, royalties, excess royalty, overriding royalty interests, and other payments due under or with respect to the Properties have been properly and timely paid.  All ad valorem, property, production, severance, and other taxes based on or measured by the ownership of the Properties or the production from the Properties have been properly and timely paid.  All expenses payable under the terms of the contracts identified in Exhibit G have been properly and timely paid except for expenses currently paid, prior to delinquency, in the ordinary course of business.  All proceeds from the sale of production are being properly and timely paid to Seller by the purchasers of production, without suspense.

3.9 Pricing.  The prices being received for production do not violate any contract, law or regulation.  Where applicable, all of the wells and production from the wells have been properly classified under appropriate governmental regulations.

3.10 Production Balances.  Except as disclosed to Buyer in writing, none of the purchasers under any production sales contracts are entitled to "makeup" or otherwise receive deliveries of oil or gas at any time after the Effective Date without paying, at such time, the full contract price for oil or gas.  No person is entitled to receive any portion of the interest of Seller in any oil or gas, or to receive cash or other payments to "balance" any disproportionate allocation of oil or gas under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, or other similar agreements.

3.11 Well Status.  There are no Wells located on the Properties that:  (a) Seller is currently obligated by law or contract to plug and abandon; (b) Seller will not be obligated by law or contract to plug or abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities; (c) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Properties; or, (d) to the best knowledge of Seller, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Properties.

ARTICLE IV

COVENANTS OF BUYER PRIOR TO CLOSING

4.1 Required Approvals.  As promptly as practicable after the date of this Agreement, Buyer will make all filings that it is required by law to make to consummate the contemplated transactions.  Between the date of this Agreement and the Closing Date, Buyer will (a) cooperate with Seller with respect to all filings Seller elects to make or that it is required by law to make in connection with the contemplated transactions.

4.2 Best Efforts.  Buyer will use its best efforts to cause the conditions in Article VI to be satisfied; provided, however, that Buyer will not be required to make any material change to its business, dispose of any material asset, expend material funds, incur any material burden or take actions that would result in a material adverse change in the benefits to Buyer of this Agreement and the contemplated transactions.

ARTICLE V

INSPECTION PERIOD

5.1 Inspection Period.  Buyer shall have a due diligence period (the “Inspection Period”) beginning on the date this Agreement is executed by all parties and expiring at closing.

5.2 Inspection.  (a) At any reasonable time and from time to time during the Inspection Period, Buyer shall have the right to fully inspect the titles, leases, wells, bonds and field equipment to satisfy itself as to the condition of the assets. Seller shall use its best efforts to assure that Buyer has access to the Properties during normal business hours, and Seller shall provide all available information concerning the Properties the Buyer may reasonably request to assist Buyer in making such determinations.

ARTICLE VIII

TERMINATION

8.1 Termination Events.  Subject to Section 8.2, this Agreement may, by notice given before or at the Closing, be terminated:

A. by the Seller if Buyer has committed a material breach of any provision of this Agreement and Sellers have not waived such breach; including without limitation the failure to pay the final installment if of One Hundred Ninety Thousand and no/100 Dollars ($190,000.00) as defined in Section 1.2.B or any portion thereof as required by section 1.2.B and 1.4;

B. by the Buyer if Seller has committed a material breach of any provision of this Agreement and Buyer has not waived such breach.

ARTICLE IX

MISCELLANEOUS

9.1 Notices.  Any notice provided for by this Agreement and any other notice, demand, or communication required hereunder shall be in writing and either delivered in person (including by confirmed facsimile transmission) or sent by hand delivered against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested.  All notices shall be addressed as follows:

If to Buyer:	Mr. Wayne Anderson
US Natural Gas Corp
1717 Dr. Martin Luther King Jr. St. N
St. Petersburg, FL 33704

With a copy to:	Mr. Patrick O’Connor
O’Connor & Associates
1250 S Belcher
Largo, FL 33771

If to Seller:	Mr. Trenton T. Madison
Madison Brothers Investments, LLC
300 Cedar Lane
Brownsville, KY 42210

Any address or name specified above may be changed by a notice given by the addressee to the other party.  Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt.  The inability to deliver because of changed address of which no notice was given, or rejection, or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

9.2 Entire Agreement; Modifications and Waivers; Cumulative Remedies.  This Agreement supersedes any existing letter of intent on term sheet between the parties hereto, constitutes the entire agreement among the parties hereto and may not be modified or amended except by instrument in writing signed by the parties hereto, and no provisions or conditions may be waived other than by a writing signed by the party waiving such provisions or conditions.  No delay or omission in the exercise of any right or remedy accruing to the Seller or the Buyer upon any breach under this Agreement shall impair such right, remedy, or be construed as a waiver of any such breach theretofore or thereafter occurring.  The waiver by the Seller or the Buyer of any breach of any term, covenant, or condition herein stated shall not be deemed a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant, or condition herein contained.

9.3 Successors and Assigns.  Except as set forth in this Article, this Agreement may not be assigned by the Buyer or the Sellers without the prior approval of the other party hereto.

9.4 Article Headings.  Article headings and article and section numbers are inserted herein only as a matter of convenience and in no way define, limit, or prescribe the scope or intent of this Agreement or any part hereof and shall not be considered in interpreting or construing this Agreement.

9.5 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.6 Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Kentucky, without regard to conflicts of laws principles.

9.7 Counterparts.  This Agreement may be executed in any number of counterparts and by any party hereto on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

9.8 Survival.  All covenants and agreements contained in the Agreement which contemplate performance after the Closing Date (including, without limitation, those covenants and agreements contained in Section 1.4 hereof) shall survive the Closing.

9.9 Further Acts.  In addition to the acts, instruments and agreements recited herein and contemplated to be performed, executed and delivered by the Buyer and the Sellers, each of the Buyer and each Seller shall perform, execute, and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, instruments, and agreements and provide such further assurances as the other party hereto may reasonably require to consummate the transaction contemplated hereunder.

9.10 Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

9.11 Indemnification.  Seller shall indemnify and hold Buyer, its directors, officers, employees, and agents harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Seller's ownership of the Properties, for all periods prior to the Closing Date.  Seller shall remain responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests and any retroactive payments, refunds, or penalties to any party or entity, insofar as any claims relate to periods of time prior to the Closing Date.

    Buyer shall indemnify and hold Seller harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Buyer's ownership of the Properties, for periods from and after the Closing Date.  Buyer shall be responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests, and any retroactive payments, refunds, or penalties to any party or entity as such claims relate to periods from and after the Closing Date.

    Buyer and Seller shall have the right to participate in the defense of any suit in which one of them may be a party without relieving the other party of the obligation to defend the suit.

9.12 Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the contemplated transactions, including all fees and expenses of its representatives.

9.13 Confidentiality.  The Seller acknowledges that the matters relating to this Agreement, and the other documents, terms, conditions and information related thereto (collectively, the “Information”) are confidential in nature.  Therefore, the Seller covenants and agrees to keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with the provisions of this Section 9.13), without the Buyer’s prior written consent, disclose any Information in any manner whatsoever; provided, however, that the Information may be revealed only to Seller's owners, Seller’s key employees, legal counsel and financial advisors, each of whom shall be informed of the confidential nature of the Information and shall agree to act in accordance with the terms of this Section 9.13.  In the event that a Seller or its key employees, legal counsel or financial advisors (collectively, the “Information Group”) are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, the applicable member of the Information Group will notify the Buyer promptly so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 9.13.  In the event that no such protective order or other remedy is obtained, or that the Buyer waives compliance with the terms of this Section 9.13, the applicable member of the Information Group may furnish only that portion of the Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

The parties hereto have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLERS:

Madison Brothers Investments, LLC

May 16, 2011	By:	/s/ Trenton T. Madison
Name: Trenton T. Madison
Its:

Madison Brothers Investments, LLC

May 16, 2011	By:	/s/ Ronald Madison
Name: Ronald Madison
Its:

BUYER:

US Natural Gas Corp

May 16, 2011	By:	/s/ Wayne Anderson
Name: Wayne Anderson
Its: President

EXHIBIT A

LEASE NAME	ACERAGE	RECORDING DATA	DATE	COUNTY
Elizabeth Graham	21	Vinex to Robo – C18/577 Robo to Bobby Logsdon – C23/352 Bobby to Bruce & Cathy – C23/536 Bruce/Cathy dba Logsdon Brothers to Madison– C24/168	12/17/1993 9/19/1997 6/1/1998 4/10/2001	Edmonson
Gus Parsley	20	Robo to Bobby Logsdon – C23/352 Bobby to Bruce & Cathy – C23/536 Bruce/Cathy dba Logsdon Brothers to Madison – C24/168 *Madison owns mineral rights	9/19/1997 6/1/1998 4/10/2001	Edmonson
Ward Watt	60	Vinex to Robo – C18/577 Robo to Bobby Logsdon – C23/352 Bobby to Bruce & Cathy – C23/536 Bruce/Cathy dba Logsdon Brothers to Madison – C24/168	12/17/1993 9/19/1997 6/1/1998 4/10/2001	Edmonson
Romie Constant	5	Constant to Robo – C18/418 Robo to Bobby Logsdon – C23/352 Bobby to Bruce & Cathy – C23/536 Bruce/Cathy dba Logsdon Brothers to Madison – C24/168	8/4/1993 9/19/1997 6/1/1998 4/10/2001	Edmonson
W. A. Vincent	85	Vinex to Robo – C18/57 Robo to Bobby Logsdon – C23/352 Bobby to Bruce & Cathy – C23/536 Bruce/Cathy dba Logsdon Brothers to Madison – C24/168	12/17/1993 9/19/1997 6/1/1998 4/10/2001	Edmonson
Guy Wilson	93	Vinex to Robo – C18/577 Robo to Bobby Logsdon – C23/352 Bobby to Bruce & Cathy – C23/536 Bruce/Cathy dba Logsdon Brothers to Madison – C24/168	12/17/1993 9/19/1997 6/1/1998 4/10/2001	Edmonson
ROBO Enterprises, Inc. Unit	3	Robo to Bobby Logsdon – C23/352 Bobby to Bruce & Cathy – C23/536 Bruce/Cathy dba Logsdon Brothers to Madison – C24/168	9/19/1997 6/1/1998 4/10/2001	Edmonson

Exhibit B